Exhibit 99.2
Third Quarter 2005 Earnings Release Supplemental Slide Information November 3, 2005

Capital Investment Strategies Operate our facilities in a safe, reliable, and environmentally responsible way Improve profitability by achieving greater operational and administrative efficiencies Expand and upgrade Anacortes Increase flexibility and add selective enhancements at Golden Eagle Tighter return hurdles for economic capital at other refineries All other expenditures support operational excellence 3 Year overall payback from first dollar spent on economic projects

2006-2008 CAPEX Plan Summary

TESORO

$ in millions	Estimated 2005	Budget 2006	Plan 2007	Plan 2008
Turnarounds & Catalyst	$ 60	$ 104	$ 49	$ 59
MAJOR PROJECTS				
Anacortes Coker Project	12	110	128	-
Kenai DDU	5	33	7	-
Golden Eagle Coker Modification	2	135	138	-
OTHER				
EH&S & Sustaining	218	167	139 (1)	113 (1)
Economic	44	96	59 (1)	71 (1)
Total Capital Expenditures, cash	$ 341	$ 645	$ 520	$ 243
Capitalized Interest & Labor	12	25	20	7
Total Capital Expenditures	$ 353	$ 670	$ 540	$ 250
Incremental EBITDA, base (2)			$ 160	$ 385
Incremental EBITDA, low (3)			113	205

(1) Preliminary estimates – subject to change, still reviewing other projects.
(2) Based on industry average crack spreads for the 24 months ended June 30, 2005 adjusted for Company estimates of the impact of the introduction of ultra-low sulfur fuels, the effective banning of MTBE in the United States in 2006, and potential turnaround delays.

(3) Similar to (2) above, but adjusted for a 0.5% demand reduction in each of gasoline and diesel demand growth rates going forward.

2